NETSTREIT CORP. PROVIDES UPDATE ON FIRST QUARTER BUSINESS ACTIVITIES AND INCREASES EXTERNAL GROWTH TARGET FOR 2021

- ANNOUNCES DATES FOR FIRST QUARTER EARNINGS RELEASE AND CONFERENCE CALL -

Dallas, TX, April 5, 2021 – NETSTREIT Corp. (NYSE: NTST) (the “Company”), a nationwide owner of high-quality, single-tenant net lease properties, today provided an update on the Company’s first quarter business activities. The Company also announced that it will release its first quarter 2021 financial results on Thursday, April 29, 2021 after the close of trading on the New York Stock Exchange. A conference call will be held on Friday, April 30, 2021 at 10:00 AM ET.

FIRST QUARTER 2021 HIGHLIGHTS

Portfolio Construction:

First Quarter 2021 Portfolio Activity:

•For the first quarter, the Company had total net investment activity of $89.5 million, which includes acquisitions and development
•The Company completed $88.2 million of acquisitions at an initial cash capitalization rate of 6.7%. Acquisitions completed during the quarter had a weighted-average remaining lease term of 8.8 years, with 65.7% of the properties occupied by investment grade rated tenants and the remaining 34.3% occupied by tenants with investment grade profiles (unrated tenants with more than $1.0 billion in annual sales and a debt to adjusted EBITDA ratio of less than 2.0x)
•The Company provided $1.3 million of funding in the first quarter to support an estimated $4.4 million development project for an investment grade tenant that is expected to be completed in the next 12 months
•The Company did not have any dispositions during the first quarter

Quarter End Portfolio Position:

•As of March 31, 2021, the NETSTREIT portfolio was comprised of 235 leases, contributing $48.0 million of annualized base rent1, with a weighted-average remaining lease term of 10.1 years, of which 69.6% were occupied by investment grade rated tenants and 11.2% were occupied by tenants with investment grade profiles
•The Company added Marshalls (TJX Companies), Natural Grocers (Vitamin Cottage Natural Food Markets, Inc), Ross Stores, Inc. and Wawa, Inc. to its portfolio, increasing the total tenant count to 60 tenants
•The Company continues to have no exposure to any theater, health club or early childhood education tenants

1 Annualized base rent, or ABR, is calculated by multiplying (i) cash rental payments (a) for the month ended March 31, 2021 (or, if applicable, the next full month's cash rent contractually due in the case of rent abatements, rent deferrals, recently acquired properties and properties with contractual rent increases, other than properties under development) for leases in place as of March 31, 2021, plus (b) for properties under development, the first full month's permanent cash rent contractually due after the development period by (ii) 12.

Operating Activity:

•The Company collected 100.0% of rent payments for the months of January, February and March 2021, resulting in seven consecutive months of 100.0% collections
•The Company maintained portfolio occupancy of 100.0% as of March 31, 2021

Balance Sheet:

•The Company ended the quarter with $13.0 million outstanding on its revolving line of credit, $175 million outstanding on its fully hedged term loan and a cash balance of $13.7 million

2021 Outlook

The Company is increasing its external growth target for full year 2021 and now expects net acquisition activity, inclusive of dispositions, to total $360 million, from its previously provided target of $320 million.

“Our first quarter execution demonstrates a strong start to 2021 for NETSTREIT. We continue to cultivate attractive new acquisition opportunities and as a result, have increased our guidance to reflect our high degree of confidence in our external growth plan. Further, we again can report that we collected 100% of rents during the quarter, which we owe to the quality of our portfolio and our focus on defensive and investment grade tenants,” said Mark Manheimer, Chief Executive Officer of NETSTREIT.

Earnings Release and Call Date and Time

The Company will release its first quarter 2021 financial results on Thursday, April 29, 2021, after the close of markets. A conference call will be held on Friday, April 30, 2021 at 10:00 AM ET. During the conference call the Company’s officers will review first quarter performance, discuss recent events, and conduct a question and answer period.

The webcast will be accessible on the “Investor Relations” section of the Company’s website at www.NETSTREIT.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time to register, as well as download and install any necessary audio software. A replay of the webcast will be available for 90 days on the Company’s website shortly after the call.
The conference call can also be accessed by dialing 1-877-451-6152 for domestic callers or 1-201-389-0879 for international callers. A dial-in replay will be available starting shortly after the call until May 7, 2021, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13718331.

About NETSTREIT
NETSTREIT is a Real Estate Investment Trust (REIT) based in Dallas, Texas that specializes in acquiring single-tenant net lease retail properties nationwide. The growing portfolio consists of high-quality properties leased to e-commerce resistant tenants with healthy balance sheets. Led by a management team of seasoned commercial real estate executives, NETSTREIT aims to create the highest quality net lease retail portfolio in the country with the goal of generating consistent cash flows and dividends for its investors.

Investor Relations
ir@netstreit.com
972-597-4825